Exhibit 99.1

The Brazilian Equity Fund, Inc.
466 Lexington Avenue
New York, New York 10017


                         The Brazilian Equity Fund, Inc.
                       Postpones 2002 Annual Meeting Date



For Immediate Release

June 28, 2002

Contact:      Investor Relations
              Credit Suisse Asset Management, LLC
              1-800-293-1232


     New York, New York. The Brazilian Equity Fund, Inc. (NYSE:BZL) announced today that its Board of Directors has postponed the date of its 2002 Annual Meeting of Shareholders, originally scheduled for July 25, 2002, to a date to be announced.

The Annual Meeting is being postponed in order to permit the Fund an opportunity to conclude a definitive settlement agreement in connection with two litigations in which the Fund is currently involved, Strougo v. Bassini et al. and Strougo
v. BEA Associates. (Reference is made to the Fund's March 4, 2002 press release for a description of the current status of those litigations). If a definitive settlement agreement is reached on a basis consistent with the preliminary terms currently being discussed among the parties, the Fund's Board of Directors would be recommending the liquidation of the Fund, which under the Fund's organizational documents requires the affirmative vote of the holders of two-thirds of the Fund's outstanding shares. By postponing the meeting date, the Board may be in a position to include such liquidation proposal in the Fund's proxy statement to be sent to shareholders in connection with the Annual Meeting.

There can be no assurance that any definitive settlement agreement will be reached, or that all the approvals necessary to consummate any such agreement, including court approval, regulatory approvals or shareholder approval of the liquidation, will be obtained. The Fund will publicly announce the terms of any definitive settlement agreement if and when such an agreement is reached.

The Brazilian Equity Fund, Inc. is a closed-end, non-diversified management investment company that seeks long-term capital appreciation by investing primarily in Brazilian equity securities. The Fund's adviser is Credit Suisse Asset Management, LLC.